EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, Pre-Effective Amendment No. 1 of Aspen Group, Inc. of our report dated July 7, 2020, on the consolidated financial statements of Aspen Group, Inc. as of April 30, 2020 and 2019 and for each of the two years in the period ended April 30, 2020, included in Form 10-K filed on July 7, 2020, as amended, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

March 16, 2021